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[DELL LOGO]                                                        EXHIBIT 10.07

Confidential Treatment Requested

                          STRATEGIC ALLIANCE AGREEMENT

                                     Between

Dell Marketing L.P.                                   Neoforma.com Inc.
One Dell Way                          and             3255-7 Scott Boulevard
Round Rock, TX  78682                                 Santa Clara, CA  95054
"Dell"                                                "Neoforma"
                                                      Customer No. _____________

A.      INTRODUCTION

        This Strategic Alliance Agreement (the "Agreement") between Dell Marketing L.P. and Neoforma.com Inc. is a nonexclusive relationship under which both parties wish to identify and, as appropriate, undertake activities to enhance the market for each of their respective products and services throughout the world.

        In this Agreement, Dell refers to itself as "Dell", but all rights and obligations under this Agreement are those of Dell Marketing L.P. regardless of the reference. The date on which Dell signs this Agreement is the Effective Date.

B.      MARKETING ACTIVITIES AND PUBLICITY

1. Marketing Activities. The parties will cooperate to establish in writing a Marketing Development Plan to be implemented by the parties that will promote the alliance. The Marketing Development Plan may include, but not be limited to, developing complementary marketing programs between Dell and Neoforma that promote the brand image of the parties and their respective products. The Marketing Development Plan will include the following activities: Neoforma and Dell will establish hyperlinks between their respective commercial Internet Web sites and agree to work together with the goal (i.e., making available for viewing by users of the Internet) of establishing such links prior to April 30, 2000. In the case of Neoforma's link on Dell's Web site, Neoforma acknowledges and agrees that its link will fall within Dell's healthcare Internet site and not within Dell's existing Direct Effect program or Strategic Web Page program. If Neoforma migrates to a NT platform for its Internet data center, Neoforma agrees that all of its web pages will carry the "Powered by Dell" logo and that, subject to the parties' mutual agreement, all of its advertising, publicity, web pages, trade shows and related materials will carry the "Powered by Dell" logo.

        Each party's ability to link to the other party's Web site will be subject to such additional conditions and restrictions (including appropriate licenses and other additional contractual terms and conditions), as the party operating the site on which the link resides may reasonably require. Once established, the links will be continuously maintained during the term of this Agreement. The parties will negotiate in good faith and finalize, within sixty (60) days of the Effective Date of this Agreement, the Marketing Development Plan upon which the parties have mutually agreed.

2. Publicity. Except as otherwise provided herein, neither party will issue a press release or initiate any publicity, or make or cause to be made any news release or other public announcement, relating to this Agreement or the transactions contemplated hereby without the prior approval of the other party, which approval shall be timely and shall not be unreasonably withheld. This obligation will not prohibit release of any information to the extent required by law or by the rules of any stock exchange or recognized quotation system on which any securities of either party or any of its affiliates are publicly traded, provided that the releasing party gives the other party prior written notice of the same and the opportunity to limit and/or correct such release.

3. Marketing and Publicity Practices. Each party represents and warrants that (i) it shall not engage in any deceptive, misleading or illegal practices; (ii) it shall comply with all applicable federal, state regulations with



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        respect to the marketing and advertising materials and information it supplies; and (iii) it shall not make any misrepresentations or material omissions of fact to the other party or the other party's customers regarding their respective products and services. Neither party will disparage or discredit the other party or, by words, actions or inaction, otherwise willfully or negligently damage the reputation of the other party or its products and services.

C. DELL AS NEOFORMA'S EXCLUSIVE SUPPLIER AND EXCLUSIVE COMPUTER EQUIPMENT AUCTION PROVIDER

        Neoforma hereby designates Dell as, and Dell will have the status of, its exclusive supplier of desktops, portables, workstations, and servers and storage devices (the "Preferred Products"), unless the Preferred Products do not meet Neoforma's reasonable technical requirements or the Preferred Products are not at reasonably competitive prices. Neoforma will evaluate migrating to a NT platform in their Internet data center; Dell will be Neoforma's preferred provider of Internet and storage consulting services as provided for in Section D, below, unless Dell is not able to meet Neoforma's commercially reasonable technical needs.

        For Neoforma customers who wish to purchase used computer equipment and accessories, Neoforma will direct its customers only to Dell's auction site by providing a link from Neoforma's partner page to Dell's auction site. This provision does not, however, apply to used computer equipment and accessories used in connection with specialized medical equipment (e.g., a computer that is configured to be used in connection with an ultrasound machine) that Neoforma itself offers on its auction site.

        Except for the designation of Dell as the preferred supplier as provided for in this section, the relationships established by this Agreement are not exclusive in any way.

D. NEOFORMA'S PURCHASE OF PRODUCTS AND SERVICES FROM DELL AND PREFERRED COMPUTER EQUIPMENT AUCTION PROVIDER

        Dell will offer to (i) sell Dell-branded products and services, including consulting services, to Neoforma, its employees and its customers that is being bought for business and professional use; and
        (ii) provide to Neoforma and its customers related services. Neoforma agrees to purchase from Dell either by itself or through its employees and customers at least $5 million of Preferred Products upon a mutually agreeable roll-out schedule. By December 31, 2000, Neoforma agrees to purchase from Dell, for itself, at least $100,000 of data center consulting services for evaluation of migrating its website platform and internal infrastructure needs. The sale of the Dell-branded products and services to Neoforma is subject to the terms of a customer purchase agreement to be signed by Neoforma and Dell Marketing L.P. or, in the absence of the customer purchase agreement, Dell's standard invoice terms and conditions of sales to commercial accounts. The sale of Dell-branded products and services to Neoforma's employees and customers is subject to Dell's standard terms and conditions of sale. Neoforma and Dell Marketing L.P. will negotiate in good faith and finalize, within 30 days of the Effective Date of this Agreement, Dell's Key Customer Purchase Agreement or similar agreement [*].

        For Neoforma customers who wish to purchase used computer equipment and accessories, Neoforma will provide a link on its current partner web page to direct its customers to Dell's auction site. Such referrals will also be counted against Neoforma's purchase and referral commitment in this Section D.

        Dell Financial Services L.P. ("DFS") will be one of Neoforma's preferred providers of leasing services. Neoforma will contract directly with DFS.

E.      EXPENSES


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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      Unless otherwise agreed to in writing by the parties, each party will bear its own expenses in connection with this Agreement and any project undertaken pursuant to this Agreement. Each party will be responsible for any taxes imposed on it in connection with this Agreement or any such project.

F.      INDEPENDENT CONTRACTOR STATUS

        Each of the parties is an independent contractor and neither party nor any of its affiliates or employees will be eligible for any employee benefits from the other party.

        For all purposes of this Agreement, each party will be and act as an independent contractor. Nothing contained in this Agreement will be construed to imply a partnership, joint venture, principal-agent, or employer-employee relationship between the parties. In the absence of express written authorization, neither party will have any power to create any obligation, express or implied, on behalf of the other party.

        The parties understand and agree that use of the terms "joint venture," "partner," "partnership," "alliance," or similar terms, if used to describe the relationship between the parties under this Agreement, refer to the spirit of cooperation between the parties, are informal references only, and do not describe or expressly or by implication create, a legal partnership or joint venture, any responsibility by one party for the actions of the other, or any fiduciary or other duty owed by one party to the other.

G.      CONFIDENTIALITY

        The written nondisclosure agreement existing between Dell and Neoforma, effective October 5, 1999, Dell NDA #99100519 will control and will apply according to its terms and conditions to all confidential information the parties exchange.

H.      REPRESENTATIONS AND WARRANTIES

1. In addition to the representations and warranties found elsewhere in this Agreement, each party represents and warrants to the other party that (i) it has full corporate power and authority to enter into and perform this Agreement, (ii) its execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, and (iii) its execution, delivery and performance of this Agreement does not constitute a breach or violation of, or a default under, or an event which with the passage of time, the giving of notice, or both, would result in a breach or violation of or default under, or otherwise conflict with, the organizational documents of such party or any contract or agreement to which it is a party or by which it is bound (including any agreements relating to the confidential or proprietary information of a third party).

2. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN SECTION H (1) OF THIS AGREEMENT, AND EXCEPT FOR ANY OTHER WARRANTIES EXPRESSLY SET FORTH IN OTHER WRITTEN AGREEMENTS SUBSEQUENTLY EXECUTED BY THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT OR ANY PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS. WITHOUT LIMITATION OF THE FOREGOING, THE PARTIES DO NOT WARRANT, GUARANTY OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF ANY PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIM ANY WARRANTIES THAT ANY SUCH PRODUCTS WILL RUN UNINTERRUPTED OR WILL BE ERROR FREE.

I.      INDEMNIFICATION

        Each party shall indemnify and hold the other, and any of such other party's subsidiaries or affiliates, and their respective officers, directors, employees, representatives and agents (collectively the "Indemnitee"), harmless from and against any and all third party claims and damages (i) arising out of its breach of its covenants and warranties under this Agreement; and (ii) arising out of its failure to perform an obligation to its customers. The indemnifying party shall have no obligation under this Section unless (a) the Indemnitee notifies the



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        indemnifying party within ten (10) days of receiving a claim for which the Indemnitee is seeking indemnification; (b) the indemnifying party has sole control of the defense and all related settlement negotiations; and (c) the Indemnitee provides the indemnifying party with reasonable assistance, information and authority necessary to perform its obligations under this Section. Reasonable out of pocket expenses incurred by the Indemnitee in providing such assistance will be reimbursed by the indemnifying party.

J.      LIMITATION OF LIABILITY

        Except for either party's violation of the other's intellectual property rights, breach of the confidentiality provisions, or their indemnity obligations, neither party shall be liable for any indirect, incidental, special or consequential damages, or damages for lost profits, revenue, data or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. In no event shall either party's liability of damages under this Strategic Alliance Agreement exceed one million dollars ($1,000,000).

K.      COMPLIANCE WITH LAW

        Each party represents and warrants that it shall comply with all applicable laws, rules, regulations and orders of the United States and any other government with jurisdiction over it or its activities in performance of its obligations under this Agreement, including all applicable import or export regulations and all licenses or permitting requirements.

L.      INTELLECTUAL PROPERTY RIGHTS

1. Nothing in this Agreement will grant either party any rights with respect to any patents, copyrights, moral rights, author's rights, rights of publicity, mask work rights, trademarks, service marks, trade names, trade secrets, know-how, contract rights, licensing rights or other proprietary or intellectual property rights under the laws of any jurisdiction, whether now existing or hereafter arising (collectively "Intellectual Property Rights") of the other party or any of its affiliates; any such grant will be made, if at all, by one or more subsequent written agreements of the parties. Without limitation of the foregoing, (i) neither party will use in any way any of the corporate names, trade names, trademarks, service marks, or other proprietary designations of the other party or any of its affiliates (collectively "Marks") without the prior written consent of the other party; and (ii) neither party will be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title, or interest in or to any Marks of the other party or its affiliates, or any portion thereof.

2. Prior Ownership. Each party acknowledges and agrees that neither shall acquire, directly or by implication, any rights in the copyrights, patents, trade secrets, inventions and intellectual property of the other, which existed in a protectable form prior to the date of this Agreement.

3. Unilateral Development. During the term of and in connection with the Agreement, if any software, copyrights, patents, trade secrets, intellectual property, including inventions, whether patentable or unpatentable, (each an "Invention") are made by either party or by the employees or contractors of such party, exclusive title to each such Invention and to any resulting patent shall be in the party on whose behalf the employees and/or contractors made the Invention. Such party shall be responsible for the costs of preparing, filing, and prosecuting any resulting patent or copyright applications.

4. Joint Development. If during the term of and in connection with the Agreement, any Invention is jointly made by the parties or by the employees or contractors of the parties, then title to each such joint Invention and to any resulting patents shall be jointly owned, and each party shall be free to use, reproduce, modify the Invention for any purpose whatsoever, without any obligation of accounting or payment of royalties.

N.      TERM AND TERMINATION


1. Term. This Agreement is in effect for an initial term of one year, beginning on the Effective Date, and will thereafter renew automatically for successive periods of one year.



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2.      Termination. Either party may terminate this Agreement at any time for any reason (with or without cause) by providing at least thirty days' prior written notice. If either party breaches its obligations under this Agreement, the other party may terminate it immediately by giving written notice. Upon termination: (a) all links required or permitted by this Agreement shall be removed from the parties' respective web sites and (b) all obligations between the parties under this Agreement shall cease, except those obligations contained in Sections E through O.

O.      MISCELLANEOUS


1. Notices. To give notice under this Agreement, the notice must be in writing and will be effective when delivered to the other party at the addresses listed at the beginning of this Agreement. For notices to Dell, Neoforma will also send a copy to Dell Marketing L.P., Attn:
        Contracts Manager, One Dell Way, Round Rock, TX 78682. Any change of address must be sent to the other party in writing.

2. General Assignments and Assignment for Third Party Leasing. Either party without the express written consent of the other may not assign this Agreement, except that no consent shall be required for any assignments by either party to its affiliates or subsidiaries and such consent shall not be unreasonably withheld. With Dell's prior approval, for the purpose of leasing Products, Customer may assign its rights to purchase Products under this Agreement to a third party on the terms listed in the Revocable Assignment for Third Party Leasing. Customer may obtain the Revocable Assignment for Third Party Leasing from its sales representative.

3. Independence of Parties. No provision of this Agreement will or shall be deemed to create a partnership, joint venture or other combination between Dell and Neoforma.

4. Entire Agreement. This Agreement is the entire agreement between Dell and Neoforma with respect to its subject matter and supersedes all prior verbal and written understandings, communications or agreements between Dell and Neoforma. No amendment to or modification of this Agreement, in whole or part, will be valid or binding unless it is in writing and executed by authorized representatives of both parties.

5. Severability. If any provision of this Agreement is void or unenforceable, the remainder of this Agreement will remain in full force and will not be terminated.

6. Events Beyond Either Party's Control. Neither party will be liable for any delays resulting from circumstances or causes beyond the party's reasonable control.

7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, exclusive of any provisions of the United Nations Convention on International Sale of Goods and without regard to principles of conflicts of laws.


DELL MARKETING L.P.                     NEOFORMA.COM INC.

By /s/ PAULA E. BOGGS                    By /s/ FREDERICK RUEGSEGGER
  ----------------------------------      --------------------------------------

Printed Name Paula E. Boggs             Printed Name Fredierick Ruegsegger
            ------------------------                ----------------------------

Title VP, Sr. Deputy General Counsel    Title Chief Financial Officer
     -------------------------------         -----------------------------------

Date 10-11-99                           Date 10-7-99
    --------------------------------         -----------------------------------



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[DELL LOGO]                                                        NDA# 99100519
STANDARD NON-DISCLOSURE AGREEMENT

In order to protect certain Confidential Information (as defined below), DELL COMPUTER CORPORATION, for itself and its subsidiaries and affiliates ("Dell"), and NEOFORMA.COM, for itself and its subsidiaries and affiliates
("PARTICIPANT"), individually referred to as a "Party" and collectively referred to as the "Parties", agree that:

1. The Effective Date of this Non-Disclosure Agreement ("Agreement") is 10/05/1999.

2. The Agreement shall apply to all Confidential Information disclosed between the Parties.

3. In addition to this Agreement, the parties may agree to additional matters in the form of Addenda that incorporate the terms of this Agreement (e.g. Product Evaluation).

4.A. The Confidential Information disclosed under this Agreement ("Confidential Information") is described generally as any and all current and future product information, roadmap, technical or financial information, customer names, addresses, and related data, contracts, practices, services, procedures, and other business information including, but not limited to software, reports, methods, strategies, plans, documents, drawings, machines, tools, models, inventions, patent disclosures, samples, materials, and Request For Proposals that may be disclosed between the parties whether in written, oral, electronic, website-based, or other form. This Agreement also includes Confidential Information acquired during any facilities tours.

4.B. Additionally, both parties agree not to issue or release any articles, advertising, publicity or other matter relating to any Confidential Information (including the fact that a meeting or discussion has taken place between the parties) or mentioning or implying the name of the other party, except as may be required by law and then only after providing the other party with an opportunity to review and comment thereon.

5. This Agreement shall remain in effect until it is terminated by either Party with thirty (30) days prior written notice. The terms and conditions of this Agreement shall survive any such termination with respect to Confidential Information that is disclosed prior to the effective date of termination. The Parties receiving Confidential Information (each, a "Recipient") will use the Confidential Information only for the purpose and in connection with the Parties business relationship.

6. Unless the Parties otherwise agree in writing, a Recipient's duty to protect Confidential Information expires three (3) years from the date of disclosure. A Recipient, upon Discloser's written request, will promptly return all Confidential Information received from the Discloser, together with all copies, or certify in writing that all such Confidential Information and copies thereof have been destroyed.

7. A Recipient will use the same degree of care, but no less than a reasonable degree of care, as the Recipient uses with respect to its own similar information to protect the Confidential Information and to prevent (a) any use of Confidential Information not authorized in this Agreement, (b) dissemination of Confidential Information to any employee of Recipient without a need to know, (c) communication of Confidential Information to any third party or (d) publication of Confidential Information.

8. A Recipient will have a duty to protect Confidential Information (a) if it is marked or accompanied by documents clearly and conspicuously designating them as "confidential" or the equivalent; (b) or if it is identified by the Discloser as confidential before, during or promptly after the presentation or communication.

9. This Agreement imposes no obligation upon a Recipient with respect to Confidential Information which (a) was known to the Recipient before receipt from the Discloser; (b) is or becomes publicly available through no fault of the Recipient; (c) is rightfully received by the Recipient from a third party without a duty of confidentiality; (d) is disclosed by the Discloser to a third party without a duty of confidentiality on the third party; (e) is independently developed by the Recipient without a breach of this Agreement; or (f) is disclosed by the Recipient with the Discloser's prior written approval. If a Recipient is required by a government body or court of law to disclose Confidential Information, the Recipient agrees to give the Discloser reasonable advance notice so that Discloser may contest the disclosure or seek a protective order.

10. Each Discloser warrants that it has the right to disclose its Confidential Information.

11. This Agreement imposes no obligation on a Party to exchange Confidential Information or to purchase, sell, license, transfer or otherwise make use of any technology, services or products.

12. A Recipient will adhere to all applicable laws and regulations of the U.S. Export Administration and will not export or re-export any technical data or products received from a Discloser, or the direct product of such technical data, to any proscribed person or country listed in the U.S. Export Administration regulations unless properly authorized by the U.S. government.

13. No Party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes as set forth in this Agreement. Subject to the obligations of this Agreement, no Party will be precluded from independently developing technology or pursuing business opportunities similar to those covered by this Agreement. Each Party retains sole discretion to assign or reassign the job responsibilities of its employees.

14. Each Party acknowledges that damages for improper disclosure of Confidential Information may be irreparable; therefore, the injured Party is entitled to seek equitable relief, including injunction and preliminary injunction, in addition to all other remedies.

15. The obligations and duties imposed by this Agreement with respect to any Confidential Information may be enforced by the Discloser of such Confidential Information against any and all Recipients of such Confidential Information.

16. THIS AGREEMENT IS MADE UNDER, AND WILL BE CONSTRUED ACCORDING TO, THE LAWS OF THE STATE OF TEXAS.

17. This Agreement does not create any agency or partnership relationship. This Agreement will not be assignable or transferable without the prior written consent of the other Party. All additions or modifications to this Agreement must be made in writing and must be signed by all Parties.


DELL COMPUTER CORPORATION               NEOFORMA.COM

BY: /s/ Paula E. Boggs                  BY: /s/ Frederick Ruegsegger
   ----------------------------------      -------------------------------------

NAME: Paula E. Boggs                    NAME: Frederick Ruegsegger
TITLE: VP, Sr. Deputy General Counsel   TITLE: Chief Financial Officer
ADDRESS: One Dell Way                   ADDRESS: 3255-7 Scott Blvd.
CITY, STATE, ZIP: Round Rock,           CITY, STATE, ZIP: Santa Clara,
      Texas 78682-2244                               California 95054

DATE: 10/11/99                          DATE: 10/7/99